Exhibit 99.1

FXCM Reports Monthly Metrics

Quarterly Retail Volume of $1.4 trillion an FXCM Record

Quarterly Institutional Volume of $1.1 trillion an FXCM Record

Adjusts Certain Q4 2014 Guidance

NEW YORK—January 13, 2015— FXCM Inc. (NYSE:FXCM) today announced certain key operating metrics for December 2014 for its retail and institutional foreign exchange business. Additionally the firm adjusted its guidance on retail revenue per million for the fourth quarter 2014.

December 2014 Retail Trading Metrics

•	Retail customer trading volume(1) of $439 billion in December 2014, 5% higher than November 2014 and 61% higher than December 2013.

•	Retail customer trading volume(1) for the fourth quarter 2014 was $1.4 trillion, 40% higher than the third quarter 2014, and 53% higher than the fourth quarter 2013. Retail customer trading volume(1) for the full year 2014 was $4 trillion, 0.5% lower than 2013. Volume from indirect sources was 47% of total retail volume(1) in the fourth quarter 2014.

•	Average retail customer trading volume(1) per day of $20.9 billion in December 2014, no change from November 2014 and 54% higher than December 2013.

•	An average of 595,126 retail client trades per day in December 2014, no change from November 2014 and 61% higher than December 2013.

•	Tradable accounts(2) of 230,579 as of December 31, 2014, a decrease of 1,728, or 1% from November 30, 2014, and an increase of 42,449, or 23%, from December 31, 2013.

December 2014 Institutional Trading Metrics

•	Institutional customer trading volume(1) of $321 billion in December 2014, 6% lower than November 2014 and 120% higher than December 2013.

•	Institutional customer trading volume(1) for the fourth quarter 2014 was $ 1.1 trillion, 20% higher than the third quarter 2014, and 105% higher than the fourth quarter 2013. Institutional customer trading volume(1) for full year 2014 was $3.1 trillion, 52% higher than 2013.

•	Average institutional trading volume(1) per day of $15.3 billion in December 2014, 11% lower than November 2014 and 110% higher than December 2013.

•	An average of 43,981 institutional client trades per day in December 2014, 1% lower than November 2014 and 13% higher than December 2013.

Updated Guidance:

•	FXCM now expects retail revenue per million to be approximately $70 per million for the fourth quarter 2014 versus the $75-80 per million expectation given on the third quarter 2014 earnings call. Higher than expected volume from FXCM’s Japanese subsidiary as well as higher global trading in Yen currency pairs where pricing is typically more competitive were the primary contributors to the adjusted guidance. Additionally, there were a greater proportion of clients trading on FXCM’s new pricing plan in the quarter.

Over the course of the last four months, FXCM launched a new pricing model in selected geographic markets, offering unmarked up prices from its liquidity providers with a commission displayed separately. When compared to the markups offered on a number of the top currency pairs in these geographic markets, the new pricing could reduce client trading costs by as much as 60%.

“The new pricing FXCM introduced in the fourth quarter has been met with overwhelmingly positive feedback,” said Drew Niv, President and CEO of FXCM. “While we are still early into our launch, we are already seeing strong results - with those geographic markets that introduced the new pricing growing 76% in FX volume in the fourth quarter 2014 versus the prior quarter. That is almost double the 40% growth we saw in retail volume for FXCM as a whole.”

“We believe this new initiative was a major reason why we reported record volume in the fourth quarter in our retail business,” continued Niv. “More importantly, we believe it does not yet reflect the growth in our base of more active, high quality traders which we think will be attracted to the transparency our new plan brings and the tight pricing it offers. This could prove to be a major growth driver for FXCM in the coming quarters.”

To summarize the quarterly performance of FXCM’s retail business (US Dollars billions):

	Q3 2014	Q4 2014	Q4/Q3 % Change
FXCM FX Retail Volume – Markets which Introduced New Pricing(3)	$303	$535	76%
FXCM Retail Volume – Consolidated	$977	$1,366	40%

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company's corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

(2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

(3) Total volume for FXCM customers domiciled in Japan, France, Germany, Hong Kong, Australia, United Kingdom, Canada and United States.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements, including adjusted guidance for its fourth fiscal quarter, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect FXCM Inc.'s current views with respect to, among other things, its operations and financial performance for the future. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Such factors that could cause actual outcomes or results to differ materially from those indicated in these statements include but are not limited to competition, financial market volatility, fluctuations in trading, evolving legal and regulatory requirements of the FX industry, risks related to its dependence on FX market makers, market conditions and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K and other SEC filings, which are accessible on the SEC website at sec.gov.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

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CONTACT: FXCM Inc.

Jaclyn Klein, 646-432-2463

Vice-President, Corporate Communications

jklein@fxcm.com

investorrelations@fxcm.com